TO BE EFFECTIVE MAY 1, 2000

                     AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                         STRONG TOTAL RETURN FUND, INC.

          The undersigned Vice President of Strong Total Return Fund, Inc. (the "Corporation"), hereby certifies that in accordance with Section 180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted to change the name of the Corporation to Strong Large Cap Growth Fund, Inc.

          Article I is hereby deleted and replaced with the following:

                                   "ARTICLE I

          The name of the corporation (hereinafter, the "Corporation") is:

                      Strong Large Cap Growth Fund, Inc."

          This Amendment to the Articles of Incorporation of the Corporation was adopted by the Board of Directors on January 28, 2000 in accordance with
Section 180.1002 and 180.0602 of the Wisconsin Statutes. Shareholder approval was not required.

          Executed in duplicate this 26th day of April, 2000.

                                   STRONG TOTAL RETURN FUND, INC.


                                   By:
                                          Stephen J. Shenkenberg, Vice
                                          President
This instrument was drafted by:
Cathleen A. Ebacher
Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

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